UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING


(Check One):  X  Form 10-K    Form 20-F    Form 11-K    Form 10-Q    Form N-SAR
             ---           ---          ---          ---          ---

                           SEC FILE NUMBER: 001-31718

For Period Ended: December 31, 2004

     [  ]     Transition Report on Form 10-K
     [  ]     Transition Report on Form 20-F
     [  ]     Transition Report on Form 11-K
     [  ]     Transition Report on Form 10-Q
     [  ]     Transition Report on Form N-SAR
     For the Transition Period Ended:

                         PART I - REGISTRANT INFORMATION

Full Name of Registrant:                    Q Comm International, Inc
                                            ------------------------------------

Former Name if Applicable:
                                            ------------------------------------

Address of Principal Executive Office:      510 East Technology Ave, Building C
                                            ------------------------------------

City, State and Zip Code:                   Orem, Utah 84097
                                            ------------------------------------

                        PART II - RULES 12B-25(B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [ ]     (a)     The reasons described in reasonable detail in Part III of
this form could not be eliminated without unreasonable effort or expense;

     [X]     (b)     The subject of annual report, semi-annual report,
transition report on Form 10-K; Form 20-F, 11-K, Form 1-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [  ]     (c)     The accountant's statement or other exhibit required by
Rule 12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

         State below in reasonable detail the reasons why Forms 10-K, 11-K 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         The Annual Report on Form 10-KSB of, Q Comm International, Inc. for the fiscal year ended December 31, 2004 (the "Form 10-KSB") could not be filed by March 31, 2005, the prescribed due date for the Form 10-KSB, because the audit of the Registrant's annual financial statements will not be complete in time for management to fully prepare and finalize the Form 10-KSB. In accordance with Rule 12b-25 of the Securities and Exchange Act of 1934, as amended, the Registrant intends to file the Form 10-KSB no later than the fifteenth calendar following the prescribed due date.


                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

         Michael Openshaw                   (801) 226-4222
         ---------------------------------  -----------------
         (Name)                             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

         [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         [ ] Yes  [X ] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

         Q Comm International, Inc. has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                           REGISTRANT:

                                           Q Comm International, Inc

Date: April 1, 2005                        By:     /s/ Michael Openshaw
                                             ----------------------------------
                                                 Michael Openshaw, CFO